Exhibit (a)(7)

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.

ARTICLES SUPPLEMENTARY

Prospect Floating Rate and Alternative Income Fund, Inc., a Maryland corporation (the “Corporation”) and a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under a power contained in Section 5.2 of the charter (the “Charter”) of the Corporation, and pursuant to Section 2-208 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Corporation (the “Board of Directors”), by resolutions duly adopted, reclassified 12,500,000 shares of common stock, par value $.001 per share (the “Common Stock”), designated as Class T Common Stock as shares of Class S Common Stock (the “Class S Common Stock”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a class of Common Stock as set forth below and in the Charter.

SECOND: Under a power contained in Section 5.2 of the Charter, and pursuant to Section 2-208 of the MGCL, the Board of Directors, by resolutions duly adopted, reclassified 12,500,000 shares of Common Stock designated as Class T Common Stock as shares of Class D Common Stock (the “Class D Common Stock”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a class of Common Stock as set forth below and in the Charter.

THIRD: Under a power contained in Section 5.2 of the Charter, and pursuant to Section 2-208 of the MGCL, the Board of Directors, by resolutions duly adopted, reclassified 12,500,000 shares of Common Stock designated as Class T Common Stock as shares of Class I Common Stock (the “Class I Common Stock”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a class of Common Stock as set forth below and in the Charter.

FOURTH: The shares of Class S Common Stock, Class D Common Stock and Class I Common Stock shall represent the same interest in the Corporation together with all other classes of Common Stock and have identical voting, dividend, liquidation and other rights, subject to the terms set forth below.

a.Shares of Class S Common Stock, Class D Common Stock and Class I Common Stock may be issued and sold subject to such different front-end sales loads, distribution fees, contingent deferred sales charges, or front-end sales loads and contingent deferred sales charges as the Board of Directors shall from time to time establish with respect to each such class in accordance with the 1940 Act, the terms of any exemptive order granted by the Securities and Exchange Commission (the “SEC”) pursuant to the 1940 Act, and applicable rules and regulations of the Financial Industry Regulatory Authority.

a.As to any matter with respect to which a separate vote of the holders of a particular class of shares of stock of the Corporation is required by the 1940 Act, the terms of any exemptive order granted by the SEC pursuant to the 1940 Act or the MGCL, such requirement as to a separate vote by that class shall apply in lieu of a general vote of all classes; in the event that the separate vote requirement referred to in the preceding clause applies with respect to one or more classes, then, subject to the following clause, the shares of all other classes not entitled to a separate class vote shall vote as a single class; and, except as required otherwise by the 1940 Act, the terms of any exemptive order granted by the SEC pursuant to the 1940 Act or the MGCL, the holders of shares of a particular class of stock of the Corporation shall not be entitled to vote as to any matter which does not affect the interest of that class.

a.At the sole discretion of the Board of Directors, upon a determination by the Corporation’s dealer manager, transfer agent or other agent selected by the Board of Directors that underwriting compensation, including upfront placement fees or brokerage commissions, and stockholder servicing and/or distribution fees paid with respect to shares of Class D Common Stock or Class S Common Stock held in a stockholder’s account would exceed, in the aggregate, 10% of the gross proceeds from the sale of such shares (or a lower limit as determined by the dealer manager or the applicable participating broker), each applicable share of Class S Common Stock and Class D Common Stock held in a stockholder’s account may, at the end of the month of such determination, automatically and without any action on the part of the holder thereof convert into a number of shares of Class I Common Stock (including fractional shares) with an equivalent net asset value (“NAV”) as such shares of Class S Common Stock or Class D Common Stock. The Board of Directors may modify this requirement if permitted by the terms of any exemptive order granted by the SEC pursuant to the 1940 Act. In addition, each share of Class D Common Stock, Class S Common Stock and Class I Common Stock held in a stockholder’s account will automatically convert into a number of shares of Class A Common Stock (including any fractional shares) with an equivalent NAV as such share on the earliest of (i) a liquidity event as determined by the Board of Directors or (ii) immediately prior to any liquidation, dissolution or winding up of the Corporation.

FIFTH: Immediately before these Articles Supplementary were accepted for record by the SDAT, the Corporation was authorized to issue 75,000,000 shares of Common Stock (of which 37,500,000 shares were designated as Class A Common Stock and 37,500,000 shares were designated as Class T Common Stock) and 25,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), with an aggregate par value of $100,000.

SIXTH: Immediately after these Articles Supplementary are accepted for record by the SDAT, the Corporation is authorized to issue 75,000,000 shares of Common Stock (of which 37,500,000 shares are designated as Class A Common Stock, 12,500,000 shares are designated as Class S Common Stock, 12,500,000 shares are designated as Class D Common Stock and 12,500,000 shares are designated as Class I Common Stock) and 25,000,000 shares of Preferred Stock, with an aggregate par value of $100,000.

SEVENTH: The shares of Common Stock described above have been reclassified by the Board of Directors under the authority contained in the Charter. These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

EIGHTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

-Signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested by its Secretary on the 19th day of January, 2024.

ATTEST: PROSPECT FLOATING RATE AND
ALTERNATIVE INCOME FUND, INC.

/s/ Kristin Van Dask By: /s/ M. Grier Eliasek
Kristin Van Dask M. Grier Eliasek
Secretary President

[Signature Page to the Articles Supplementary]